Exhibit 99.1

Marine Products Corporation Reports Third Quarter 2008 Financial Results

ATLANTA, October 29, 2008 – Marine Products Corporation (NYSE: MPX) announced its unaudited results for the quarter ended September 30, 2008.  Marine Products is a leading manufacturer of fiberglass boats under two brand names: sterndrive and inboard pleasure boats by Chaparral, including Premiere Sport Yachts, SSi Wide Techs, SSX Bowriders, Sunesta Wide Techs and Xtremes, Signature Cruisers, and outboard sport fishing boats by Robalo.

For the quarter ended September 30, 2008, Marine Products generated net sales of $31,582,000, a 39.8 percent decrease compared to $52,481,000 last year.  The decrease in net sales was due to a 47.7 percent decrease in the number of boats sold, partially offset by an 11.8 percent increase in the average selling price per boat.  The increase in average selling price per boat was due to the new Sunesta Wide Techs and Xtremes, which maintained the quantities sold while realizing higher average selling prices than the earlier model, as well as an improved model mix among the Robalo sport fishing boats.  Gross profit for the quarter was $5,104,000, or 16.2 percent of net sales, compared to $11,266,000, or 21.5 percent of net sales, in the prior year.  Gross profit as a percentage of net sales declined compared to the prior year due to cost inefficiencies resulting from lower production volumes.

Operating income for the quarter was $1,018,000, a 78.8 percent decrease compared to the third quarter last year due to lower gross profit, partially offset by lower selling, general and administrative expenses.  Selling, general and administrative expenses in the third quarter of 2008 decreased by 36.9 percent compared to the prior year due to the variable nature of many of these expenses, including incentive compensation and warranty expense.  Operating income was 3.2 percent of net sales for the quarter compared to 9.1 percent of net sales in the prior year.

Net income for the quarter ended September 30, 2008 was $684,000, a 78.8 percent decrease compared to $3,229,000 in the prior year.  Net income decreased due to lower income before income taxes and a higher effective tax rate. Although the estimated effective tax rate for the full year 2008 is 30 percent, the effective tax rate for the quarter increased from 40.0 percent in the prior year to 58.3 percent in 2008, primarily because of declines in the value of non-qualified plan assets that are not deductible for tax purposes.  Diluted earnings per share for the quarter were $0.02, a 75.0 percent decrease compared to $0.08 diluted earnings per share in the prior year.

Net sales for the nine months ended September 30, 2008 were $152,858,000, a 17.5 percent decrease compared to the first nine months of 2007.  Net income for the nine-month period decreased 29.9 percent to $8,712,000 or $0.24 diluted earnings per share compared to $12,421,000 or $0.32 diluted earnings per share in the prior year.

3rd Quarter 2008 Press Release

Richard A. Hubbell, Marine Products’ Chief Executive Officer stated, “Our results were once again negatively impacted by some of the same macroeconomic and industry-specific factors that have plagued the pleasure boating industry for over three years.  This quarter, retail boat sales were also affected by the credit crisis and unprecedented turmoil in the financial markets.  Not only has this crisis made consumers reluctant to buy discretionary items such as pleasure boats, but the recent curtailment of consumer and business lending has made it difficult to secure loans for boat purchases.  We do not presently see any signs of improvement in the retail selling environment for our products, and since the environment was worse at the end of the quarter than the beginning, we continue to reduce production in order to manage dealer inventory levels.  Our dealer inventory is approximately the same as it was at the end of the third quarter of 2007.  This statistic is a direct result of our disciplined practices and dedication to working with our dealers.”

Hubbell continued, “Over the past three years we have cut production, and taken appropriate action such as workforce reductions and other cost reduction measures, to align our company’s costs with the declining market for our products.  We are concerned that the tight credit markets will increase the cost and reduce the availability of floorplan credit to our dealers.  This factor, along with order cancellations resulting from a continued weak selling environment, may require that we adjust production further from current levels.  These issues force us to consider additional incentive programs, further workforce reductions, and temporary plant consolidations in this weak selling environment.

“Although we are in the most protracted downturn in our company’s history as a public company, we continue to be pleased with the market’s reception to our new products.  As we reported today, the success of our redesigned Sunestas and SSi Wide Techs contributed positively to our financial results this quarter.  As we announced in September, we introduced Chaparral’s 400 Premiere Sport Yacht at our recent dealer conference.  Our expansion into bigger boats is a natural progression given our history and engineering capabilities, and the 400 Premiere has been met with widespread acceptance.  We also believe that there is no better time to have a debt-free balance sheet with a high balance of cash and investment-grade marketable securities than today.  Our financial strength will allow us to operate in this environment, continue to design and build products that appeal to the consumer, and continue to capture market share.”

Marine Products Corporation (NYSE: MPX) designs, manufactures and distributes premium-branded Chaparral sterndrive and inboard pleasure boats; Premiere Sport Yachts; and Robalo sport fishing boats, and continues to diversify its product line through product innovation and is prepared to consider strategic acquisition targets.  With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and to generate superior financial performance to build long-term shareholder value.  For more information on Marine Products Corporation visit our website at www.marineproductscorp.com.

3rd Quarter 2008 Press Release

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements that we do not presently see any signs of improvement in the retail selling environment for our products; our concerns about tight credit markets and the availability of credit to our dealers; factors which may require that we adjust production further from current levels and force us to consider additional incentive programs, further work force reductions, and temporary plan consolidations in this weak selling environment; our belief that our financial strength will allow us to operate in the current environment, continue to design and build products that appeal to the consumer and continue to capture market share; and our belief that we are prepared to capitalize on opportunities to increase our market share and generate superior financial performance to build long-term shareholder value.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Marine Products Corporation to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. These risks include possible decreases in the level of consumer confidence and available funds impacting discretionary spending, increased interest rates and fuel prices, weather conditions, changes in consumer preferences, deterioration in the quality of Marine Products' network of independent boat dealers or availability of financing of their inventory, and competition from other boat manufacturers and dealers. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in Marine Products' Form 10-K, filed with the Securities and Exchange Commission for the year ending December 31, 2007.

For information contact:

BEN M. PALMER
Chief Financial Officer
404.321.7910
irdept@marineproductscorp.com

JIM LANDERS
V.P. Corporate Finance
404.321.2162
jlanders@marineproductscorp.com

3rd Quarter 2008 Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (In thousands except per share data)
Periods ended September 30, (Unaudited)	Third Quarter			Nine Months
			% BETTER			% BETTER
	2008	2007	(WORSE)	2008	2007	(WORSE)
Net Sales	$31,582	$52,481	(39.8)%	$152,858	$185,326	(17.5)%
Cost of Goods Sold	26,478	41,215	35.8	123,263	145,162	15.1
Gross Profit	5,104	11,266	(54.7)	29,595	40,164	(26.3)
Selling, General and Administrative Expenses	4,086	6,471	36.9	18,965	22,834	16.9
Operating Income	1,018	4,795	(78.8)	10,630	17,330	(38.7)
Interest Income	623	585	6.5	1,815	1,948	(6.8)
Income Before Income Taxes	1,641	5,380	(69.5)	12,445	19,278	(35.4)
Income Tax Provision	957	2,151	55.5	3,733	6,857	45.6
NET INCOME	$684	$3,229	(78.8)%	$8,712	$12,421	(29.9)%

EARNINGS PER SHARE
Basic	$0.02	$0.09	(77.8)%	$0.24	$0.33	(27.3)%
Diluted	$0.02	$0.08	(75.0)%	$0.24	$0.32	(25.0)%

AVERAGE SHARES OUTSTANDING
Basic	35,824	37,028		35,773	37,329
Diluted	36,476	38,154		36,465	38,501

3rd Quarter 2008 Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
At September 30, (Unaudited)	(in thousands)
	2008	2007
ASSETS
Cash and cash equivalents	$5,045	$6,250
Marketable securities	13,970	9,468
Accounts receivable, net	1,400	5,616
Inventories	24,707	33,037
Income taxes receivable	1,635	1,460
Deferred income taxes	1,415	2,657
Prepaid expenses and other current assets	1,792	1,631
Total current assets	49,964	60,119
Property, plant and equipment, net	14,933	16,261
Goodwill	3,308	3,308
Other intangibles, net	465	465
Marketable securities	38,551	41,005
Deferred income taxes	2,628	1,120
Other assets	6,458	5,856
Total assets	$116,307	$128,134

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$4,676	$7,946
Accrued expenses and other liabilities	10,644	13,350
Total current liabilities	15,320	21,296
Pension liabilities	5,333	5,422
Other long-term liabilities	497	487
Total liabilities	21,150	27,205
Common stock	3,643	3,739
Capital in excess of par value	-	7,224
Retained earnings	91,690	90,503
Accumulated other comprehensive loss	(176)	(537)
Total stockholders' equity	95,157	100,929
Total liabilities and stockholders' equity	$116,307	$128,134